Exhibit 99.2

CERTAIN FINANCIAL INFORMATION PROVIDED TO RESTRICTED NOTEHOLDERS

($ in 000’s)	Fiscal 2011 Fcst	Fiscal 2012 Fcst	Fiscal 2013 Fcst	Fiscal 2014 Fcst	Fiscal 2015 Fcst	Fiscal 2016 Fcst	CAGR% (FY12-FY16)
Total Net Sales	405,488	364,205	371,625	380,102	391,026	405,780	2.7%

Cost of Goods	276,001	211,781	206,123	203,980	207,683	213,294	0.2%

Gross Profit	129,487	152,424	165,502	176,122	183,343	192,487	6.0%
Selling, General & Administrative	180,228	150,031	151,902	156,705	156,861	159,479	1.5%

Operating Income	(50,741)	2,394	13,600	19,417	26,481	33,008	92.7%

Adjusted EBITDA	$(17,300)	$21,032	$26,278	$32,095	$39,157	$45,683	21.4%
Margin %	-4.27%	5.77%	7.07%	8.44%	10.01%	11.26%
add: Non-Cash Expenses	2,975	—	—	—	—	—
add: D&A Deferrals	(411)	—	—	—	—	—
add: Intangibles Impairment	5,009	—	—	—	—	—
less: Taxes	865	(0)	(5,236)	(7,476)	(10,195)	(12,708)
less: Cash Interest	(9,396)	—	—	—	—	—
less: CapEx	(6,153)	(9,382)	(7,615)	(4,755)	(4,745)	(4,810)
less: Chge in Net Working Cap	(3,711)	19,842	(2,111)	(3,420)	(227)	832
less: Add Backs	(18,634)	(5,960)	—	—	—	—

Free Cash Flow	$(46,756)	$25,532	$11,316	$16,444	$23,989	$28,997

Cumulative Free Cash Flow	(46,756)	(21,225)	(9,909)	6,535	30,524	59,521

Non-GAAP Financials Measures

The table above includes forecasts of Adjusted EBITDA and Free Cash Flow. The Company uses Adjusted EBITDA, in conjunction with GAAP measures such as net sales, as a performance and liquidity measure to assess its debt to cash flow leverage, to plan and forecast overall expectations and evaluate actual results against such expectations; to assess its ability to incur new debt, to measure the rate of capital expenditure and cash outlays from year to year and to assess its ability to fund future capital and non-capital projects. The Company uses Free Cash Flow, in conjunction with GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess its liquidity, financial leverage and ability to service its outstanding debt. Management believes that investors frequently use Adjusted EBITDA and Free Cash Flow to compare debt to cash flow leverage among companies.

Adjusted EBITDA and Free Cash Flow, when used as performance and liquidity measures, have limitations as analytical tools. In particular, Adjusted EBITDA does not reflect the Company’s cash expenditures, future requirements for capital expenditures or contractual commitments and does not reflect changes in, or cash requirements for, the Company’s working capital needs. In addition, Adjusted EBITDA and Free Cash Flow are not measures of discretionary cash available for use to pay down debt and do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt. Other companies in the Company’s industry may calculate Adjusted EBITDA and Free Cash Flow differently than the Company does, limiting its usefulness as a comparative measure.

Note Regarding Forecasts

The table above includes certain forecasts developed by management and disclosed to the certain noteholders. The forecasts were provided to the noteholders as part of the Company’s efforts to recapitalize and not expressly for inclusion in any public document. The forecasts do not purport to present the Company’s financial condition in accordance with applicable accounting principles. The Company’s independent accountants have not examined, compiled or otherwise applied procedures to the forecasts and, accordingly, have not expressed any opinion or any other form of assurance with respect to such information. The forecasts are subjective in many respects and are based on expectations, estimates, opinions and beliefs of the Company’s management with respect to its financial condition, business and industry performance, general economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the forecasts will prove accurate or that the forecasts will be realized. Investors are cautioned that the forecasts were prepared as of a date prior to the date hereof using information available at that time and that estimates, assumptions and the results set forth in the forecasts would differ, perhaps materially, in certain respects if prepared with more current information. In addition, it is expected that there will be differences between actual and projected results, and the differences may be material. The disclosure of the forecasts should not be regarded as an indication that the Company or its affiliates or representatives consider the forecasts to be a prediction of future events upon which investors should rely, and they should not be relied upon as such. Neither the Company nor any of its affiliates or representatives has made or is making any express or implied representation or warranty to any person regarding the ultimate performance of the Company compared to the forecasts. The Company and its affiliates and representatives undertake no obligation to publicly update this information to reflect circumstances existing after the date when the forecasts were made or to reflect the occurrence of subsequent or future events, even in the event that any or all of the estimates or assumptions underlying the forecasts are shown to be incorrect.

Note Regarding Forward-Looking Statements

This exhibit contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company’s business and results of operations to differ materially from those expressed or implied by such forward-looking statements.

Risk factors that may affect the Company’s results include, but are not limited to, those described under the heading “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K and under the heading “Item 1A. Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, as well as the following: the ability of the Company to continue as a going concern; the Company’s ability to obtain bankruptcy court approval with respect to motions in the chapter 11 cases; the ability of the Company and its subsidiaries to prosecute, develop and consummate one or more plans of reorganization with respect to the chapter 11 cases; the effects of the bankruptcy filing on the Company and the interests of various creditors, equity holders and other constituents; bankruptcy court rulings in the chapter 11 cases and the outcome of the cases in general; the length of time the Company may operate under the chapter 11 cases; risks associated with third-party motions in the chapter 11 cases, which may interfere with the Company’s ability to develop and consummate one or more plans of reorganization once such plans are developed; the potential adverse effects of the chapter 11 proceedings on the Company’s liquidity or results of operations; the ability to execute the Company’s business and restructuring plan; increased legal costs related to the bankruptcy filing and other litigation; and the Company’s ability to maintain contracts that are critical to its operation, to obtain and maintain normal terms with customers, suppliers and service providers and to retain key executives, managers and employees.

The forward-looking statements made by the Company in this exhibit speak only as of the date on which such forward-looking statement were made. New risks and uncertainties arise from time to time, and the Company cannot predict these events or how they may affect the Company’s business, financial condition or operations. The Company undertakes no obligation to update or revise the forward-looking statements in this exhibit after the date hereof, except as may be required by law.